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Exhibit 10.2

EMPLOYMENT AND RETENTION AGREEMENT

Date: May19, 2002

        This Employment and Retention Agreement (the "Agreement") is made and entered into as of the date shown above by and between

David Piazza	("Employee")
350 West Java Drive [STREET ADDRESS]
Sunnyvale CA 94089 [CITY, STATE ZIP]

and

REMEC, Inc.	("Company")
3790 Via de la Valle Del Mar, CA 92014-4247

RECITALS:

        A.    Employee has been employed as an officer of SPECTRIAN Corporation ("SPECTRIAN").

        B.    In connection with his employment by SPECTRIAN, Employee and SPECTRIAN have entered into a Change of Control and Severance Agreement and an Indemnification Agreement. Copies of these agreements are appended to this Agreement as Exhibits B-1 and B-2, respectively.

        C.    SPECTRIAN and the Company have entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") describing a transaction in which, following the satisfaction of certain conditions, SPECTRIAN will merge with a wholly owned subsidiary of the Company (the "Merger").

        D.    Effective at the date and time of the Merger (the "Effective Date" and "Effective Time," respectively), the Company wishes to employ Employee, and Employee is willing to be employed by the Company, pursuant to the terms and conditions of this Agreement.

        E.    The parties intend that the terms of this Agreement shall govern the employment of Employee by Company, and that Employee's prior agreements with SPECTRIAN shall be superseded, void and of no further effect immediately prior to the Effective Time.

THE PARTIES AGREE AS FOLLOWS:

        1.    Employment.    The Company agrees to employ the Employee during the Term specified in paragraph 2, and the Employee agrees to accept employment upon the terms and conditions in this Agreement.

        2.    Term.

          2.1    Initial Term.    Subject to the early termination provisions contained in paragraph 6, Employee's employment by the Company shall be for a term commencing at the Effective Time and expiring at the close of business on the third anniversary of the Effective Date (the "Initial Term"). Employee's employment shall continue for an indefinite period after the Initial Term unless and until either party shall give to the other a written notice of expiration of the term (a "Notice of Termination") as provided in paragraph 10.3. The Initial Term and the period of employment, if any, following the Initial Term is referred to as the "Term."

          2.2    Termination Date.    The date on which Employee ceases to be employed by the Company, for whatever reason, is referred to as the "Termination Date."

        3.    Duties and Responsibilities.

          3.1    Title.    Employee shall be employed in the capacity of General Manager, Advanced Amplifier Products, or such additional different or other duties related to the business of the Company as may from time to time be delegated to him by the Company.

          3.2    Reporting.    Employee initially shall report directly to David Schmitz, President, OEM Base Station Products, or such other executive as the Company may from time to time designate.

          3.3    Best efforts.    Employee will use his best efforts to (a) seek to ensure that the Company is successful in achieving its strategic and operational objectives; (b) comply on a timely basis with all financial, budgetary and reporting requirements set by the board of directors and senior management; (c) duly and faithfully observe the general employment policies and practices of the Company, including, without limitation, any and all rules, regulations, policies and/or procedures which the Company may now or hereafter establish governing the conduct of its employees generally; and (d) not incur obligations on behalf of the Company or enter into any transaction not in the ordinary course of business, except as authorized by the scope of his duties or a senior executive.

          3.4    Full-time employment.    Employee shall devote his entire working time, attention, and efforts to Company's business and affairs and shall faithfully and diligently serve Company's interests. Employee agrees that he shall not, without the prior written consent of the Chief Operating Officer of the Company, engage either directly or indirectly (whether as an employee, director, consultant, advisor, investor or in any other capacity), in any business or employment activity that is not on Company's behalf.

          3.5    Charitable and civic activities; passive investments.    Notwithstanding the obligation of full-time employment described in paragraph 3.4, Employee shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided such activities (individually or collectively) do not materially interfere with the performance of his duties or responsibilities under this Agreement; and, provided further that no investments made or controlled, directly or indirectly, by Employee may be in an enterprise that transacts business with the Company or engages in a competitive business, unless (a) that enterprise is publicly traded and (b) Employee's participation is limited to owning less than 1% of the cumulative voting power of the enterprise, or (c) Employee has received the prior written consent of the Company's Chief Executive Officer.

        4.    Non-Competition and Confidentiality.

          4.1    Covenant not to Compete.    Employee specifically promises that during his employment with the Company he shall not engage in any competing activity, including, but not limited to, the business of advanced radio frequency (RF) amplifiers to the wireless communications industry.

          4.2    Confidentiality.    Employee shall enter into the Company's customary Proprietary Information and Invention Assignment Agreement, attached to this Agreement as Exhibit 4.2.

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          4.3    Covenant not to compete after Termination Date.    If Employee becomes eligible to receive the Severance Benefits described in paragraph 6.3, then the payment of such Severance Benefits is expressly conditioned upon Employee's continued compliance with paragraph 4.1 for the Severance Period. Employee shall give written notice to the Company of any proposed activity that might be prohibited by this paragraph and shall describe the proposed activity in reasonable detail in such notice.

        5.    Compensation.

          5.1    Salary.    Company shall pay Employee in accordance with its normal payroll practices a base salary in the annualized gross amount of $195,000, less authorized and required deductions. Employee's salary shall be reviewed (but may not be decreased except as is consistent with a more generalized reduction in pay at the management level for company financial necessity) by the Company commencing in April 2003 on an annual basis, in a manner consistent with the salary reviews of other senior employees.

          5.2    Incentive Bonus.    Employee shall have the opportunity to participate in the Company's incentive bonus programs, targeted at 20% of annual base salary for 100% target achievement, in the same manner, and at a level commensurate with, other employees of the Company holding comparable senior management positions.

          5.3    Benefits.    Employee shall be eligible to participate in such medical, dental, life insurance, 401(k) and other benefit plans as are now generally available or later made generally available to employees of the Company.

          5.4    New Stock Option.    Employee shall be granted an option to purchase Thirty Thousand (30,000) shares of the Company's common stock (the "Option") pursuant to the terms of the Company's 2001 Equity Incentive Plan and the Stock Option Agreement, copies of which are attached as Exhibits 5.4(a) and 5.4(b), respectively. The price of the Option shall be the closing pricing of the Company's common stock as listed on the Nasdaq National Stock Market System on the Effective Date. The Option will vest at the rate of twenty-five percent (25%) each year for four (4) years and will be governed by the terms of the Stock Option Agreement. The Option will be intended to qualify as an Incentive Stock Option to the maximum extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the "Code""). The designation of an Option as an Incentive Stock Option is not a warranty or representation that it will be treated as an incentive stock option under Section 422 of the Code.

          5.5    Assumption of SPECTRIAN Stock Options/Waiver of Acceleration in Connection with Merger.    Pursuant to the Merger Agreement, as of the Effective Time the Company shall assume the outstanding stock options granted to Employee by SPECTRIAN. In general, the terms of the SPECTRIAN options will continue in effect during Employee's employment with the Company. Thus, for example, while Employee is employed by the Company his SPECTRIAN options will continue to vest in accordance with the vesting schedule in his SPECTRIAN option agreement. The preceding notwithstanding, Employee acknowledges and agrees that except as set forth in this Agreement, any acceleration of vesting applicable to SPECTRIAN Options, whether such acceleration is provided for in the option agreements or pursuant to other agreements or provisions are hereby waived and after the Merger are null and void. Employee acknowledges and agrees that no acceleration of vesting shall apply to SPECTRIAN options because of the Merger and that there shall be no acceleration of vesting applicable to the SPECTRIAN options and any other option to purchase shares of the Company's common stock except as set forth in this Agreement. Employee consents to the revision of all SPECTRIAN options to conform to the provisions of this Agreement.

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        6.    Termination and Severance Benefits.

          6.1    Termination Without Cause.    Notwithstanding any other provision of this paragraph, the Company shall have the right to terminate Employee's employment without Cause at any time by giving at least thirty (30) days written notice to Employee.

          6.2    Resignation with and without Good Reason.    Employee may terminate his employment with the Company by resignation. A resignation is with "Good Reason" if it is on account of: (i) without Employee's express written consent, a significant reduction of Employee's duties, position or responsibilities relative to Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; (ii) without Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee's base salary or target bonus as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which Employee is entitled immediately prior to such reduction with the result that Employee's overall benefits package is significantly reduced; (v) without Employee's express written consent, the relocation of Employee to a facility or location that is more than thirty-five (35) miles from the Employee's current work location; (vi) any purported termination of Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors of the Company. Employee must give the Company 30 days notice of a termination for Good Reason. The written notice must specify the circumstances constituting Good Reason in the opinion of the Employee. Good Reason shall not exist if the Company reasonably cures the defect within the 30 day notice period.

          6.3    Severance Benefits.    In the event of, during the Initial Term of this Agreement, Employee's involuntary termination without Cause or Employee's resignation for Good Reason, Employee shall be eligible to receive the following Severance Benefits:

            (i)  Employee will be paid (1) his base salary for one (1) year after the Termination Date (the "Severance Period") plus (2) Employee's annual target bonus, as in effect immediately prior to the Termination Date, calculated at the 100% achievement level. Such amount shall be paid either in periodic installments during the Severance Period in accordance with the Company's normal payroll and bonus disbursement practices or, at Company's election, in a lump sum.

          (ii)  During the Severance Period, the Company shall continue to make available to the Employee and Employee's spouse and dependents all group medical, dental or other health plans, any disability or life insurance plans and other similar insurance plans in which Employee or Employee's spouse or dependents participate on the date of the Employee's termination on the same basis as before such termination, including any Company subsidy for the cost of the benefit. If the terms of a benefit plan do not permit Employee or his dependents to continue coverage after the Termination Date, the Company will reimburse Employee for the reasonable cost of similar coverage. The Employee's 18-month Cobra health care continuation period will begin at the end of the Severance Period.

          (iii)  The vesting of any SPECTRIAN option assumed by the Company in the Merger shall fully and immediately accelerate. The vesting of any other option to purchase shares of the Company's stock granted to Employee any time after the Merger will accelerate, but only to the extent the unvested portion of the option would have vested during the one (1) year following the Termination Date assuming Employee had remained in employment through that date. Employee

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  will have ninety (90) days following the Termination Date to exercise such options. The Employee's 18 month COBRA health care continuation period will begin at the end of the Severance Period.

          6.4    General Release.    As a further condition of his eligibility to receive the Severance Benefits described in the preceding paragraph, Employee shall deliver to the Company within thirty (30) days after the Termination Date a duly executed General Release of Claims in a form to be mutually agreed by the parties within ten (10) days of the date of this Agreement. The Company shall not be obligated to deliver any of the Severance Benefits described in paragraph 6.3 until ten (10) days after receipt of the General Release.

          6.5    Termination By Company for Cause.    The Company may terminate Employee's employment for Cause, without advance written notice of termination, by giving written notice of such termination. For purposes of this Agreement, "Cause" shall mean (a) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee, (b) Employee's conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business, (c) a willful act by the Employee which constitutes misconduct and is injurious to the Company, and (d) continued willful violations by the Employee of the Employee's obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties. The Company must give Employee 30 days notice of a termination for Cause. The written notice must specify the circumstances constituting Cause in the opinion of the Company. Cause shall not exist if Employee reasonably cures the defect within the 30 day notice period.

          6.6    Accrued Wages and Vacation; Expenses.    Without regard to the reason for, or the timing of, Employee's termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay the Employee all of the Employee's accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

          6.7    No Other Benefits.    No other benefits shall be payable upon termination of employment except as specified in this Agreement. Without limitation, the Severance Benefits specified in paragraph 6.3 shall not be payable if Employee's employment is terminated by his resignation without Good Reason by the Company for Cause or by reason of death or disability (as defined in the California Government Code).

        7.    At-Will Employment.    Subject to the other provisions of this Agreement regarding notice and severance benefits, Employee shall be employed at-will. "At will" employment means that either the Employee or the Company may terminate the employment at any time, for any reason, and except as set forth herein, Employee will receive no compensation, severance or benefits other than salary, bonus and benefits accrued and payable in connection with services performed through the Termination Date.

        8.    Termination of Agreement.    This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been performed.

        9.    Successors.

          9.1    Company's Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the

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  same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subparagraph 9.1 or which becomes bound by the terms of this Agreement by operation of law.

          9.2    Employee's Successors.    Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        10.    Notices.

          10.1    Delivery.    All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery; 1st class mail, certified or registered with return receipt requested; facsimile transmission; telegram; or e-mail. Notice shall be deemed to have been duly given upon receipt if personally delivered; three (3) days after mailing, if mailed; the next business day after transmission, if delivered by telegram, facsimile or e-mail.

          10.2    Addresses of parties.    Notices shall be delivered to the Company, Attention: Chief Executive Officer, at the address shown on the first page of this Agreement, or at such subsequent address to which the Company shall locate its principal executive offices. Notices to Employee shall be delivered to the address shown on the first page of this Agreement, or to such subsequent address as the Employee shall provide to the Company in accordance with this paragraph.

          10.3    Notice of Termination.    Any Notice of Termination shall specify the intended date on which employment will terminate. If a Notice is given by the Company, it also shall identify the specific termination provision in this Agreement relied upon, and the facts and circumstances claimed to provide a basis for termination under the cited provision. Except in the case of a termination for Cause, as defined in paragraph 6.5, a Notice of Termination from either party shall provide at least 30 days advance notice of the Termination Date. The Company shall have the right, at any time during the 30 day notice period, to relieve the Employee of his offices, duties and responsibilities and to place him on a paid leave-of-absence status.

        11.    Nonsolicitation: non-raiding of Company personnel.    Employee recognizes that the Company's workforce is a vital part of its business, and the composition, competencies and duties of that workforce are trade secrets of the Company. Therefore, Employee agrees that for twelve (12) months after the Termination Date, regardless of the reason employment has terminated, Employee will not solicit, directly or indirectly, any employee to leave his or her employment with Company. For purposes of this Agreement, the phrase "shall not solicit, directly or indirectly," includes, without limitation, that Employee: (a) shall not identify any Company employees to any third party as potential candidates for employment, such as by disclosing the names, backgrounds and qualifications of any Company employees; (b) shall not personally or through any other person approach, recruit or otherwise solicit employees of Company to work for any other employer; and (c) shall not participate in any pre-employment interviews with any person who was employed by Company while Employee was employed or retained by Company.

        12.    Dispute Resolution.

          12.1    Arbitration of employment-related claims.    Any dispute, controversy or claim arising out of or in respect to the subject matter of this Agreement (or its validity, interpretation or enforcement), and/or all aspects of the employment relationship, with the exception of any claim by the Company related to the use, disclosure or ownership of intellectual property, shall be submitted to and settled by arbitration conducted before a single, neutral arbitrator within 35 miles of Employee's principal workplace for the Company on the Termination Date, in accordance with

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  the American Arbitration Association's National Rules for the Resolution of Employment Disputes. The costs of arbitration shall be borne by the Company. Attorney fees shall be awarded to the prevailing party in the case of a breach of contract claim.

          12.2    Claims subject to arbitration.    THE CLAIMS COVERED BY THIS ARBITRATION CLAUSE INCLUDE, BUT ARE NOT LIMITED TO, ANY AND ALL CLAIMS OF WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION, ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, ET SEQ.; AND ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

          12.3    Intellectual property claims excluded.    The Company shall have the right, in its sole discretion, to pursue judicial resolution of any claims involving the use, disclosure or ownership of intellectual property related to the business of the Company, including without limitation patents, trademarks, trade secrets and copyrighted material.

          12.4    Binding effect of arbitration.    The arbitration of covered issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. Judgment upon the award rendered by the arbitrator may be entered by a court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction and venue of the California Superior Court, San Diego County, or the United States District Court for the Southern District of California for this purpose. The arbitrator shall have the authority to award costs and attorneys' fees to either party in the same manner and under the same circumstances as a court of competent jurisdiction, in accordance with applicable state and federal law.

          12.5    Injunctive Relief.    Notwithstanding the agreement to arbitrate, either party to this Agreement may seek injunctive relief from a court of competent jurisdiction. The parties expressly consent to the exclusive jurisdiction and venue of the California Superior Court, San Diego County, or the United States District Court for the Southern District of California for this purpose. Any party seeking injunctive relief may also seek any other relief or remedy otherwise available, as permitted by this Agreement.

          12.6    Waiver of Right to Jury Trial.    By signing this Agreement, Employee expressly acknowledges that he has read and understood this Agreement, and specifically Paragraph 12 regarding arbitration. Employee understands that this arbitration clause constitutes a waiver of the Employee's right to a jury trial and relates to the resolution of all claims Employee may assert regarding all aspects of the employer/employee relationship.

        13.    Amendment and modification.    No provision of this Agreement may be amended, modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed with the same formality as this Agreement by the Employee and by an authorized executive officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance

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with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        14.    Legal requirements.    This Agreement is contingent upon Employee's ability to present documentation evidencing his eligibility for employment in the United States in compliance with the provisions of the Immigration Reform and Control Act of 1986.

        15.    Waiver of rights under SPECTRIAN agreements.    Employee agrees that the terms of this Agreement entirely supersede and replace the terms of all agreements regarding his prior employment by SPECTRIAN, including without limitation the Change of Control Severance Agreement annexed to this Agreement as Exhibit B-1. The Merger shall not be deemed to constitute a "Change of Control" that would entitle Employee to any severance or change of control benefits under any agreement. Employee acknowledges that by signing this Agreement, he is waiving all rights to severance benefits and stock acceleration in connection with the Merger, except as specifically provided in this Agreement for transactions that may occur after the Effective Date.

        16.    Integration and Merger.    This Agreement, including the documents appended as exhibits and hereby incorporated by reference, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. Prior agreements superseded by this Agreement include, but are not limited to, Employee's agreements with SPECTRIAN.

        17.    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

        18.    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        19.    Employment Taxes.    All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

        20.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        21.    Access to Legal and Financial Counsel.    Employee is fully aware that this Agreement deals with important legal and financial rights and obligations. Employee acknowledges that before signing this Agreement, Employee has had ample opportunity to consult with legal and financial counsel of his own choosing.

        [Signature Page Follows]

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        22.    Signatures.    The parties have executed this Agreement, in the case of the Company by its duly authorized officer, as of the date shown on the first page, intending to be legally bound.

REMEC, Inc. a California corporation		DAVID PIAZZA
By:	/s/ DAVID L. MORASH	/s/ DAVID L. PIAZZA

Signature

Printed name:	David L. Morash

Title:	EVP and Chief Financial Officer

Date signed:	May 19, 2002	Date signed:	May 19, 2002
Attachments:
Exhibit B-1	Change of control and Severance Agreement
Exhibit B-2	Indemnification Agreement
Exhibit 4.2	Proprietary Information and Invention Assignment Agreement
Exhibit 5.4(a)	2001 Equity Incentive Plan
Exhibit 5.4(b)	Stock Option Agreement

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  Exhibit 10.2
EMPLOYMENT AND RETENTION AGREEMENT
  Date: May19, 2002